AMENDMENT NO. 1 TO
BYLAWS
OF
CNS RESPONSE, INC.

The Bylaws (the “BYLAWS”) of CNS Response, Inc., a Delaware corporation (the “CORPORATION”) formerly known as “Age Research, Inc.,” are hereby amended as follows:

1.           Section 1.2 of Article 1 of the Bylaws is amended and restated in its entirety to read as follows:

“1.2           Annual Meetings. The annual meeting of stockholders for the election or directors and for the transaction of such other business as may properly be brought before the meeting, shall be held on the second Tuesday of the third month after the end of the Corporation's fiscal year, at a time fixed by the board of directors or the president. If this date shall fall upon a legal holiday, then such meeting shall be held on the next succeeding business day at the same hour. If no annual meeting is held in accordance with the foregoing provisions, the board of directors shall either (i) cause the annual meeting to be held as soon thereafter as convenient or (ii) cause a special meeting to be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of the stockholders shall be deemed to refer to such special meeting.  The power to call annual meetings of stockholders or special meetings of stockholders in lieu of annual meetings is reserved and vested in the board of directors only; the rights of the stockholders of the Corporation to request the calling of a special meeting pursuant to Section 1.3 of the Bylaws shall not apply to this Section 1.2.”

2.           Section 1.3 of Article 1 of the Bylaws is amended and restated in its entirety to read as follows:

“1.3  Special Meetings. Special meetings of stockholders may be called at any time by the chairman of the board of directors or by the board of directors.  In addition, the record holders of not less than twenty-five percent (25%) of the issued and outstanding shares entitled to vote at an annual meeting of stockholders may at any time submit a written request to the Board for the calling of a special meeting of stockholders.  Such written request shall specify (i) the name and address of the stockholder or stockholders making the request, (ii) the number of shares held by each such stockholder and (iii) the proposal or proposals to be presented at the special meeting.  Promptly following the receipt of a proper request under this Section 1.3, the board of directors shall take the necessary steps under the certificate of incorporation, the Bylaws, applicable Delaware and applicable federal securities laws to call a special meeting of the stockholders to be held within a reasonable period of time after such written stockholder request, taking into account all applicable laws and legal requirements imposed on the Corporation in connection with the calling and conduct of a special meeting.  To the extent that applicable laws and legal requirements require information to be provided to the Corporation’s stockholders with respect to the requested special meeting or the matters to be acted on at the requested special meeting, the board’s obligations to the requesting stockholder(s) as set forth in this Section 1.3 are conditioned upon the cooperation of such requesting stockholder(s) in providing such information and assisting the Corporation in complying with all applicable laws and legal requirements.”

3.           Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1)           that I am the duly elected and acting Secretary of CNS Response, Inc., a Delaware corporation (the “CORPORATION”); and

(2)           that the foregoing amendment to the Corporation’s Bylaws, constituting one (1) page, has been duly adopted by the Board of Directors of the Corporation at a duly noticed meeting held on June 26, 2009.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 30th day of June, 2009.

/s/ George Carpenter George Carpenter, Secretary